Exhibit 99.2

Wells Real Estate Fund XII, L.P. Fact Sheet	XII

DATA AS OF DECEMBER 31, 2011

PORTFOLIO SUMMARY
PROPERTIES OWNED	% LEASED AS OF 12/31/2011	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
AT&T Oklahoma	SOLD	45%	12/28/2000	$15,327,554	4/13/2005	$21,430,000	$9,585,853
Comdata	100%	45%	5/15/2001	$25,002,019	N/A	N/A	N/A
111 Southchase Boulevard	SOLD	17%	5/18/1999	$5,121,827	5/23/2007	$7,625,000	$1,236,704
Gartner	SOLD	17%	9/20/1999	$8,347,618	4/13/2005	$12,520,404	$2,118,499
Johnson Matthey	SOLD	17%	8/17/1999	$8,056,392	10/5/2004	$10,000,000	$1,653,361
4685 Investment Drive	100%	45%	5/10/2000	$14,294,990	N/A	N/A	N/A
20/20 Building	91%	17%	7/2/1999	$9,546,210	N/A	N/A	N/A
WEIGHTED AVERAGE	99%

*	The Acquisition Price does not include the up-front sales charge or capital expenditures, depreciation/amortization, or impairments incurred over our ownership period, as applicable.
FUND FEATURES

OFFERING DATES	March 1999 - March 2001
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred - Cash available for distribution up to 10% Preferred Tax-Preferred - Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred - 76% Tax-Preferred - 24%
AMOUNT RAISED	$35,611,192
Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.
The financial information presented is preliminary and subject to change, pending the filing of the Partnership's Form 10-K for the year ended December 31, 2011. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors' realized results at the close of the Fund.
Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.
Portfolio Overview
Wells Fund XII is in the positioning-for-sale phase of its life cycle, with four assets having been sold. While our focus on the three remaining assets will be on leasing and marketing efforts that we believe will ultimately result in better disposition prices for our investors, we will also evaluate offers to purchase the properties as-is.
Fourth quarter 2011 operating distributions to the Cash-Preferred unit holders were 3.0% (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain at similar levels in the future or may decline due to the current volatility in the automotive industry (4685 Investment Drive) and anticipated capital needs at the three remaining properties.
The Cumulative Performance Summary, which provides a high-level overview of the Fund's overall performance to date, is on the reverse.

Continued on reverse

Wells Real Estate Fund XII, L.P. Fact Sheet	XII

DATA AS OF DECEMBER 31, 2011

Property Summary

•
The AT&T Oklahoma building was sold on April 13, 2005, and net sale proceeds of $9,585,853 were allocated to the Fund. The November 2005 distribution included $9,579,588 of these proceeds. The remaining net sale proceeds were included in the November 2007 distribution.

•	The Comdata building is located in Brentwood, Tennessee, a suburb of Nashville. This asset is 100% leased to Comdata through May 2016.

•
The 111 Southchase Boulevard building was sold on May 23, 2007, following the lease execution with Caterpillar, Inc. Net sale proceeds of $1,236,704 were allocated to the Fund, and $1,222,287 was included in the net sale proceeds paid in November 2007. The remaining proceeds are being reserved at this time to fund future capital at the remaining assets in the Fund.

•
The Gartner building was sold on April 13, 2005, as part of a larger portfolio sale. The net sale proceeds of $2,118,499 were allocated to the Fund, and $2,117,051 was included in the November 2005 distribution. The remaining net sale proceeds were included in the November 2007 distribution.

•
The Johnson Matthey property was sold on October 5, 2004, and net sale proceeds of $1,653,361 in were allocated to the Fund. Of these proceeds, $1,450,000 was distributed in May 2005. The remaining net sale proceeds were included in the November 2005 distribution.

•	4685 Investment Drive is located in Troy, Michigan, a suburb of Detroit. The property is 100% leased to Continental Automotive through October 2015.

•
The 20/20 Building is located in Leawood, Kansas, a suburb of Kansas City. The building is currently 91% leased to two divisions of Blue Cross and Blue Shield of Kansas City (through October 2012) and Nolan Real Estate Services (through February 2014). We are actively marketing this building for lease.

For a more detailed quarterly financial report, please refer to Fund XII’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/11(3)
Per "Cash-Preferred" Unit	$10	$7.50	N/A	$3.13	$4.35
Per "Tax-Preferred" Unit	$10	$0.00	$1.32	$8.88	$5.35

(1)
These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)
This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2012 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2011	5.00%	5.00%	5.00%	3.00%	4.50%
2010	5.50%	5.50%	5.50%	5.50%	5.50%
2009	5.50%	5.50%	5.50%	5.50%	5.50%
2008	7.00%	7.00%	7.00%	5.50%	6.63%
2007	5.50%	5.50%	5.50%	7.00%	5.88%
2006	6.00%	6.00%	6.00%	6.00%	6.00%
2005	7.25%	5.00%	5.00%	7.00%	6.06%
2004	8.50%	6.00%	6.00%	6.00%	6.63%
2003	8.75%	8.25%	9.00%	9.00%	8.75%
2002	9.50%	9.50%	9.25%	9.25%	9.38%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2010	2009	2008	2007	2006	2005
1.20%	6.48%	8.00%	3.24%	7.97%	-53.26%**

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.WellsREF.com • 800-557-4830

LPMPFS11201-0057-12
© 2012 Wells Real Estate Funds